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                                                                    EXHIBIT 99.1

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

      The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, no par value, and 10,000,000 shares of Preferred Stock, no par value. As of September 23, 1996, there were 8,824,834 shares of Common Stock issued and outstanding held by 11 shareholders of record and no shares of Preferred Stock issued and outstanding. As of September 23, 1996, there were 510,514 shares of Common Stock subject to stock options.

      The following statements are brief summaries of certain provisions with respect to the Company's capital stock contained in its Articles and Bylaws, copies of which have been filed as exhibits to the Registration Statement. The following is qualified in its entirety by reference thereto.

COMMON STOCK

      The holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and have cumulative voting rights with respect to the election of directors. Subject to the prior rights of holders of Preferred Stock, if any, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor. Upon liquidation or dissolution of the Company, the remainder of the assets of the Company will be distributed ratably among the holders of Common Stock after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock. The Common Stock has no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are, and the shares to be sold in this Offering will be, fully paid and nonassessable.

PREFERRED STOCK

      The Company is authorized to issue 10,000,000 shares of undesignated Preferred Stock. The board of directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, preemption rights, terms of redemption, redemption prices, sinking fund provisions, liquidation preferences and the number of shares constituting a series or the designation of such series, without further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely effect the market price of, and the voting and other rights of, the holders of Common Stock. At present, the Company has no shares of Preferred Stock outstanding and has no plans to issue any shares of the Preferred Stock.

REGISTRATION RIGHTS

      SmarTalk Partners, the holder of 2,447,449 shares of Common Stock following the Offering (the "Registrable Shares"), is entitled to certain rights with respect to the registration of such shares of Common Stock under the Securities Act. If the Company proposes to register any of its securities under the Securities Act for its own account, the Company must notify SmarTalk Partners of the Company's intent to register such Common Stock and allow SmarTalk Partners an opportunity to include the Registerable Shares in the Company's registration. SmarTalk Partners also has the right, from and after such time as the Company has closed an initial public offering of its Common Stock, to require the Company to prepare and file a registration statement under the Securities Act pertaining to the Registerable Shares. The Company is required to use its best efforts to effect such registration so long as such request relates to Registrable Shares constituting 5% or more of the Company's issued and outstanding Common Stock. The Company need only cause one such registration to become

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effective during any one year period. These registration rights are subject to certain limitations and restrictions including the right of the underwriters of any offering of the Company's Common Stock to limit the number of Registerable Shares included in the registration. Generally, the Company is required to pay all registration expenses in connection with each registration of Registrable Shares pursuant to these registration rights. SmarTalk Partners has agreed that, in any registration in which it is participating effected pursuant to an underwritten public offering, it will not effect any public sale or distribution of any Registerable Shares or any other equity security of the Company within seven days prior to and for 120 days after the effective date of such registration. SmarTalk Partners has agreed to a limitation on its ability to sell or distribute shares of Common Stock and other securities for 180 days after the date of this Prospectus, without the prior written consent of Salomon Brothers Inc. See "Underwriting."

CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES AND BYLAWS

      Certain provisions of the Company's Articles and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of these provisions allow the Company to issue Preferred Stock without any vote or further action by the shareholders, to eliminate the right of shareholders to act by written consent without a meeting and to eliminate cumulative voting in the election of directors. The authorization of undesignated Preferred Stock makes it possible for the board of directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. These provisions may also make it more difficult for shareholders to take certain corporate actions.

LIMITATION ON LIABILITY AND INDEMNIFICATION

      The Company has adopted provisions in its Articles that eliminate, to the fullest extent permissible under California law, the liability of its directors to the Company for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by California law, including in circumstances in which indemnification is otherwise discretionary under California law. The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

TRANSFER AGENT

      The transfer agent and registrar for the Company's Common Stock is U. S. Stock Transfer Corporation.

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